Via Messenger

July 23, 2003

Mr. Scott F. Peterson
6020 Whitney Circle
Shorewood, MN 55331

Dear Scott:

Pursuant to our discussions and correspondence, it is with great pleasure that we extend you the following offer to join Select Comfort Corporation:

Position:           Senior Vice President, Human Resources

Start Date:         August 18, 2003

Salary:             $188,000

Bonus Eligibility:  In  accordance  with the terms of the  management  incentive plan in place for 2003, you will be eligible for a target bonus of 55% of the base salary actually paid to you in 2003. The actual bonus amount payable is dependent on Company performance versus plan.

Stock Options:      Subject to final approval of our Compensation  Committee, we would grant you options to purchase 100,000 shares of our common stock, of which 75,000 will vest in equal annual increments over three years of employment, and 25,000 will vest upon the earlier of such time as the stock price has exceeded $34 per share for 30 consecutive trading days or completion of 5 years of employment. The exercise price of the stock options will be the average of the high and low trading prices of the Company's common stock on the date of grant of the options, which will be on or near your first day of employment.

Severance:          If your  employment is terminated by the Company  within one
                    (1) year following a change in control of the Company, or if you are subject at any time to a termination  without cause, upon  the
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                    termination of your employment under such circumstances, and subject to the execution and delivery to the Company of a standard release of claims, you will be entitled to receive one (1) year's base salary as severance compensation, and the portion of the stock options referred to above which have not previously been vested, will vest immediately and remain exercisable for a period not to exceed ninety (90) days following termination of employment. At your option, the severance compensation described above will be payable
                    (a) over a period of one (1) year following termination of employment in accordance with the Company's normal payroll schedule, or (b) in a lump sum equal to the present value of such stream of payments discounted at a capitalization rate of 10%.

                    In addition, if such termination occurs more than half-way through a fiscal year of the Company, and subject to the execution and delivery to the Company of a standard release of claims, you will be entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees.

Benefits:           You will be eligible for the standard benefits applicable to director level and above employees. Please see the attached summary for a description of these benefits. You will be entitled to a minimum of four (4) weeks of paid vacation annually.

Transition Specific:We will provide you with a sign-on  bonus payment of $12,000 within two weeks of your start date, and this amount will be deducted from the year-end bonus amount payable under the management incentive plan described above.

                    You will be entitled to full participation, on the same basis as other members of the Senior Management team, in 2004 salary review and long-term incentive programs.

                    Per our plans, you will be eligible for coverage under our medical and dental plans as of the first day of the first full calendar month following 30 days of employment.

We understand that prior to joining our team, you would like to spend time with the direct reports in the key functional areas of the HR group. We will work with you to arrange these meetings at mutually convenient times as soon as practical.

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You should  understand  that this  letter  does not  constitute  a  contract  of employment, nor is it to be construed as a guarantee of continuing employment for any period of time. Employment with Select Comfort is "at will."

Employment with Select Comfort would be conditioned upon your signing our standard form of Employee Inventions, Confidentiality and Non-Compete Agreement.

We are very excited about your joining our management team.

Please contact me at (763) 551-7007 with any questions you may have.

Sincerely,

/s/ William R. McLaughlin

William R. McLaughlin
President & CEO

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